EXHIBIT 99.1

Company Contact	Investor Relations

John L. Higgins	Bruce Voss or Ina McGuinness
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100

CONNETICS EXPANDS PRODUCT PIPELINE

— Company To Apply Proprietary Foam Formulation To Currently Marketed Product —

     PALO ALTO, Calif. (November 19, 2002) — Connetics Corporation (Nasdaq NM: CNCT), a specialty pharmaceutical company focused on the development and commercialization of dermatology products, today announced it has in-licensed the right to access the clinical, regulatory and manufacturing records of a currently approved and marketed dermatological product. Connetics intends to reformulate and market the product using its proprietary foam delivery vehicle. Details regarding the product and the target market were not disclosed.

     The current product competes in a U.S. market estimated to be approximately $180 million in annual retail sales. By applying its proprietary foam delivery formulation to this product as well as its sales and marketing expertise to the reformulated product, Connetics expects to be able to significantly leverage the existing market opportunity.

     “We believe this is an opportunity to create a new brand in an existing category using our well known delivery technology, and represents another way our delivery technologies can add value to dermatology therapies,” said Tom Wiggans, Connetics President and Chief Executive Officer. “We believe Connetics’ product reformulation will provide significant dermatological differentiation that will broaden the product’s appeal, creating a new brand, and therefore, a new product opportunity for the Company. Moreover, we believe that as a result of this strategy the time and cost of development will be considerably less than if we developed the product entirely on our own. We believe this new brand will be ready to launch in 2005.”

     Terms of the agreement include an initial license payment of $350,000, which Connetics expects to record in the current quarter, with an additional $150,000 payment due when Connetics files its New Drug Application with the FDA. The Company will pay a royalty on net sales.

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxíq® (betamethasone valerate) Foam, 0.12%. Additionally, the Company is developing Extina™, a foam formulation of the antifungal drug ketoconazole, and Actiza™, a foam formulation of clindamycin for treating acne, and Velac® gel, an innovative late-stage combination drug for the treatment of acne. Connetics’ wholly owned subsidiary, Connetics Australia Pty Ltd., formerly Soltec Research Pty Ltd., is focused on discovering and developing innovative topical drug delivery formulations. These formulations aim to improve the management of dermatological diseases, provide significant product differentiation, and extend product life cycles. For more information, please visit Connetics’ web site at www.connetics.com, or send an e-mail to ir@connetics.com.

This news release contains forward-looking statements and predictions, including statements about our foam delivery vehicle, and the potential market for this new product, among other statements. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that the clinical trial for this new product may not proceed as planned, and that even if the new product is approved, commercial sales of a may not reach anticipated levels or that the target market opportunity may change by the time the product is commercially available. The actual results could differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K for the last fiscal year, and the most recently filed Quarterly Report on Form 10-Q.

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